Exhibit 5.1

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000
Phoenix, Arizona 85016-4232

www.dlapiper.com

March 18, 2019

Verra Mobility Corporation
1150 N. Alma School Road
Mesa, Arizona  85201

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Verra Mobility Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 10,864,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to awards granted or to be granted under the Verra Mobility Corporation 2018 Equity Incentive Plan (as may be amended from time to time, the “Plan”).

In connection herewith, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal law of the United States of America.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware or federal laws of the United States of America be changed by legislative action, judicial decision or otherwise after the date hereof, or (ii) to reflect any facts or circumstances which may hereafter come to our attention after the date hereof.

Based upon, subject to and limited by the foregoing, we are of the opinion and so advise you that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

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Verra Mobility Corporation

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)